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                                                                      EXHIBIT 12

                       WILLIAMS COMMUNICATIONS GROUP, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                                SIX MONTHS ENDED JUNE 30,
                                                             ------------------------------
                                                                 2000              1999
                                                             ------------      ------------
                                                                      (IN THOUSANDS)
Earnings:
   Income (loss) before income taxes and cumulative
        effect of change in accounting principle             $      4,182      $   (153,931)
   Add:
     Interest expense -- net                                       95,905            20,235
     Rental expense representative of interest factor              72,973            32,408
     Minority interest loss of consolidated subsidiaries          (25,327)          (11,272)
     Equity losses                                                  7,155            18,682
                                                             ------------      ------------
        Total earnings (loss) as adjusted plus fixed
               charges                                       $    154,888      $    (93,878)
                                                             ============      ============
Combined fixed charges:
   Interest expense -- net                                   $     95,905      $     20,235
   Capitalized interest                                            64,741             8,798
   Rental expense representative of interest factor                72,973            32,408
                                                             ------------      ------------
        Total fixed charges                                  $    233,619      $     61,441
                                                             ============      ============

Ratio of earnings to fixed charges                                    (a)               (a)
                                                             ============      ============

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(a)  Earnings were inadequate to cover fixed charges by $78,731,000 and
     $155,319,000 for the six months ended June 30, 2000 and 1999, respectively.